Project Talent Discussion Materials Prepared for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. February 22, 2023 Preliminary Draft Subject to Review and Significant Revision Exhibit (c)(xv)

Preliminary Draft Subject to Review and Significant Revision Analysis and Source Document Overview 1 This document is provided to the Special Committee to illustrate the below snipped article from The Wall Street Journal (published 19 February 2023). The transactions listed within this document are taken from this article only. Evercore does not view the transactions listed in the article and therefore in this document as closely compatible to the situation surrounding Project Talent Source File: Wall Street Journal article dated 19 February 2023 Source: https://www.wsj.com/articles/going-private-again-is-all-the-rage-among-newly-public-companies-93fff45e?mod=djemCFO

Preliminary Draft Subject to Review and Significant Revision 77.1% 81.8% (17.9%) (26.5%) (23.9%) (60.8%) (20.8%) (26.9%) (50.4%) (77.1%) Take-Out Price vs IPO Price $ / Share Take-Out Price % Below IPO Price Take-Out TEV vs IPO TEV Take-Out TEV % Below IPO TEV Recent IPO Take-Privates (1/6) IPO Price Take-Out Price 23-Oct-20 8-Nov-21 23-Apr-21 11-Oct-22 17-Sep-21 11-Oct-22 2 17-Aug-20 9-Jan-23 6-Aug-21 12-Dec-22 18-Sep-20 9-Feb-23 16-Jul-21 3-Oct-22 7-Feb-20 14-Nov-21 17-Jul-20 16-Dec-22 18-Aug-21 27-Oct-22 Source: Company Filings, Factset 55.6% 30.0% (7.0%) (29.6%) (42.5%) (42.5%) (45.2%) (46.4%) (59.0%) (75.0%) $2.6bn $7.7bn $2.8bn $3.5bn $4.9bn $0.8bn $2.1bn $1.8bn $0.6bn $1.7bn $4.6bn $14.0bn $2.3bn $2.6bn $3.7bn $0.3bn $1.7bn $1.3bn $0.3bn $0.4bn $16.00 $20.00 $25.00 $27.00 $14.00 $12.00 $22.00 $14.00 $15.00 $16.00 $24.90 $26.00 $23.25 $19.00 $8.05 $6.90 $12.05 $7.50 $6.15 $4.00

Preliminary Draft Subject to Review and Significant Revision Take-Out Price vs 30D VWAP on Unaffected SP Date Take-Out Price vs 52W Low @ Announcement Recent IPO Take-Privates (2/6) 3 97% 81% 64% 50% 35% 21% 21% 20% 14% 0% 119% 116% 196% 83% 182% 86% 60% 72% 88% 74% Source: Company Filings, Factset

Preliminary Draft Subject to Review and Significant Revision 41% 19% 23% (15%) 15% (13%) (10%) (19%) (43%) (59%) (45%) (75%) (30%) (46%) (43%) (7%) Recent IPO Take-Privates (3/6) Source: Company Filings, Factset 4 Company Performance Since IPO vs S&P500 Performance Over the Listed Period Bidding Sequence of Take-Private Significantly Underperformed S&P500 Partially Underperformed S&P500 Outperformed S&P500 (83%) (78%) (68%) (60%) (45%) (33%) (32%) 12% Listed Performance vs S&P500 Take-Out Price % Below IPO Price S&P500 Performance Over the Listed Period $6.00 $6.13 $12.05 $4.00 $19.00 $7.50 $6.25 $8.05 $23.25 $8.10 $6.40 $7.00 $7.25 $6.75 $6.90 Prior Bids Accepted Bid % Δ from 1st Bid % -15% +2% +29% Detail Example S&P500 Performance since IPO: (19%) Company Performance since IPO : (7%) Company Performance vs S&P500: 12% = (7%) - (19%)

Preliminary Draft Subject
to Review and Significant Revision

Recent IPO Take-Privates (4/6)

Casper	UBS 15/11/2021	▪ "We believe CSPR's lower multiple is due to the co. remaining unprofitable (while all others generate profits). Plus, CSPR's performance has been less consistent than the others in the sector over the past year. As such, the purchase price of 0.4x '22E revs appears fair, in our view."
TREAN	J.P.Morgan 03/11/2022	▪ "We think that TIG's financial profile has come less differentiated in the current hard market, with most commercial peers enjoying comparable or better growth and margins. Also, we believe that TIG is exposed to the risk of downward EPS revisions"
Duck Creek Technologies	BARCLAYS 11/01/2023	▪ "$19/share is higher than where DCT has traded since late 2021, and ~6x FY24E EV/Sales makes sense with a turn premium to close competitor/valuation comp GWRE. The go-shop period has been a focus for several investors, and we think likelihood of a competing bid is low"
sumo logic	Jefferies 23/01/2023	▪ "We believe SUMO is an inferior asset to others in the observability/security space and should reflect a discounted multiple (in the 3-5x range). we point to the significant difference in scale versus Splunk, its closest competitor"
McAfee	08/11/2021	▪ "MCFEs fundamentals are set to soften as comps get tougher and competitive pressures increase. NortonLifeLock's proposed merger with Avast is set to close in mid CY22. This will create a challenger that can outmuscle MCFE in competitive situations with OEM partners, removing a funnel for customer acquisition. Furthermore, McAfee might have to ramp marketing spend to match this larger competitor, limiting margin accretion"
KnowBe4	cg Canaccord Genuity 12/10/2022	▪ "While KnowBe4 has been executing quite well and the firm had yet to note any signs macro slowdown, we likewise know this remains a competitive space, and the reality is that bets on things like SecurityCoach and PasswordIQ have yet to be proven out – that's to say, we can't fault the team for selling here"
F45	Jefferies 02/09/2022	▪ "We believe F45 Training's differentiated technology-enabled platform, strong global presence, and rapidly growing studio footprint are likely to further solidify the company's competitive positioning in the global fitness industry. Additionally, we believe there is meaningful opportunity for the company to gain market share, as it continues to grow its global studio footprint."
weber	WELLS FARGO 14/12/2022	▪ "This price target represents ~50x our CY23 adj. EBITDA and ~2.6x our CY23 sales estimates. Clearly, this is well above peers', entirely reflecting the take private transaction offer. That's why we're Equal Weight."
ForgeRock	Morgan Stanley 11/10/2022	▪ "This is also slightly above security peer average currently trading at 7.2 EV/CY23 sales and 0.34X growth adjusted. Given recent macro headwinds and negative near-term profitability, we think this is a favorable outcome for the company."
UserTesting	William Blair 11/10/2022	▪ "At the acquisition price of $7.50, UserTesting shares are valued at 4.9 times our 2023 revenue estimate, in line with the SaaS peer group median of 4.8 times. In our view, a materially higher bid is unlikely given recent volatility in software markets and the hefty premium that Thoma Bravo paid. Thus, we are downgrading our rating on UserTesting to Market Perform. Primary risks include competition from larger software vendors in adjacent categories, contributor network churn as the economy normalizes, and a return to traditional lab testing as COVID-19 abates."

Source: Broker Reports

EVERCORE

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Preliminary Draft Subject to Review and Significant Revision 100 Recent IPO performance from the first trading day until the unaffected date prior to take private offer Recent IPO Take-Privates (5/6) 6 Source: Company Filings, Factset -600 -500 -400 -300 -200 -100 0 +5 Days Backward Indexed to 100 to the day prior the take private news of each peers 100 200 300 400 500 600 700 0 Take Private Premium vs 30D VWAP on Unaffected SP Date 97% 81% 64% 50% 35% 21% 21% 20% 14% 0% Increase based on the take private offers for each transaction

Preliminary Draft Subject to Review and Significant Revision Recent IPO Take-Privates (6/6) 7 Share Price Performance Premiums Value Crystallization Performance from IPO to Announcement Performance vs S&P500 (from IPO to the Take-Out Price) Take-Out Price vs 30D VWAP on Unaffected SP Date Take-Out Price vs 52W Low @ Announcement Take-Out Price % Below IPO Price Take-Out TEV % Below IPO TEV 3rd Quartile (61%) (33%) 61% 118% (13%) (19%) Mid Quartile (70%) (52%) 28% 87% (43%) (25%) Lowest Quartile (75%) (71%) 20% 76% (50%) (45%) Source: Company Filings, Factset

Preliminary Draft Subject to Review and Significant Revision These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Disclaimer 8